Exhibit 99.2

Morgan Group Holding Co.	401 Theodore Fremd Ave. Rye, NY 10580

For Immediate Release:	Contact:	Vincent M. Amabile President (914) 921-5150 www.morgangroupholdingco.com

Morgan Group Holding Co. Completes Acquisition of G.Research, LLC

RYE, New York, October 31, 2019 - Morgan Group Holding Co. (“Morgan”, OTC: MGHL) today announced the completion of its acquisition  of G.Research, LLC, a wholly owned subsidiary of Associated Capital Group (“AC”, NYSE:AC).  Under the terms of the transaction, Morgan issued 50,000,000 shares of Morgan’s common stock to Associated Capital Group.  As a result of the transaction, AC holds approximately 83% of Morgan’s outstanding common shares. In addition, Vincent M. Amabile, Jr., President of Morgan Group, purchased 5 million shares of Morgan at closing.

G. Research, LLC is an institutional research services firm founded in 1976. The firm covers automotive, basic materials, consumer staples, financials, healthcare, industrials, media, technology, telecommunications, and utilities industries, with an emphasis on small and mid-cap securities.

Upon closing of the transaction the Board of Directors of Morgan Group Holding consists of Vincent M. Amabile, Jr., Joseph L. Fernandez and Stephen J. Moore, Vice President of Finance of LICT Corporation.

Morgan is a holding company that was spun off from LICT Corporation in January 2000.

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This release contains certain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It should be recognized that such information may be based upon assumptions, projections and forecasts, and must be read considering the cautionary statements set forth in documents filed by Morgan Group Holding Co. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that the financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.